Exhibit 99.1

                  SUREWEST REPORTS SECOND QUARTER 2006 RESULTS

                     BROADBAND SEGMENT REVENUES INCREASE 24%

    ROSEVILLE, Calif., Aug. 8 /PRNewswire-FirstCall/ -- Leading independent telecommunications holding company SureWest Communications (Nasdaq: SURW) announced operating results today for the quarter ended June 30, 2006. Highlights from the most recent quarter with comparisons to the second quarter of 2005 include:

    (Logo: http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO)

    -- Consolidated Operating EBITDA up 5%, to $19.2 million, on a 2% increase in consolidated revenues
    -- Broadband segment revenues up 24%, to $15.0 million, on an 18% increase in subscribers
    -- Wireless revenues off 2%, to $8.4 million, on a slight decline in total subscribers
    -- Fiber network marketable homes up 15%, topping 93,000
    -- Consolidated capital expenditures down 28%, to $12.8 million

    "We continue to deliver the products and services customers want, and the steady growth of the Broadband segment is just one area that demonstrates the success of the business plan," commented Steve Oldham, president and chief executive officer. "The roll-out of a high-definition television product on the fiber network using leading edge IP technology has been well received by customers. New wireless travel packages, designed to take advantage of renegotiated roaming agreements, are directly addressing those issues that have lead to relatively high customer churn. We believe these new packages will have a positive impact on future quarters.

    "SureWest is fortunate to operate in a geographic market with a significant growth opportunity, something many companies operating in this industry do not have. Several of the territories in which we are building are among the fastest growing in California and in the nation. We are installing facilities in new developments to take advantage of the growth in both residential and business markets, while seeing positive results from churn management efforts. Our focused efforts are moving critical metrics in a positive direction."

    Consolidated Results
    --------------------

    Second quarter 2006 consolidated revenues increased almost 2% compared to the prior year period, to $55.6 million. The 2% sequential increase is indicative of a continuing positive trend and results from increases in the Broadband segment, while the Telecom and Wireless segments remain flat.

    Operating expenses, exclusive of depreciation and amortization, of $36.4 million were essentially flat compared to both the prior year period and sequentially. Depreciation and amortization increased 12% over the second quarter of 2005, the result of continuing capital expenditures to increase the number of marketable homes on SureWest's fiber-to-the-home network. Marketable homes increased 15% over the year earlier period.

    Operating earnings before interest, taxes, depreciation and amortization (defined as Operating EBITDA and reconciled to GAAP results in the accompanying tables) increased to $19.2 million for the second quarter of 2006, up 5% from the same period last year and 6% sequentially.

    Consolidated net income of $1.4 million for the second quarter of 2006 represents a sequential increase of 17%. The decrease over the prior year period resulted primarily from the increase in depreciation expenses noted above, coupled with an increase in interest expense resulting from increased borrowings.

    Net income per share for the quarter was $0.10, down from $0.15 per share in the second quarter of 2005.

    Business Segment Results
    ------------------------

    "While all segments performed as anticipated based on the strategic changes made during the second quarter, we fully expect these enhancements to yield positive results in subsequent quarters," stated Fred Arcuri, senior vice president and chief operating officer. "New Travel Plans, packages of long distance and roaming minutes designed to complement our various unlimited home area calling options, were rolled out late in the quarter and are already having a positive impact on customer churn in the Wireless segment. The Telecom segment continues to outperform industry access line trends by posting only slight access line losses, fueled by business customer growth in the ILEC territory.

    "The Broadband segment continues to record strong growth metrics. Customer and revenue generating unit growth rates show we are not only adding new customers but also continuing to sell more services, like HDTV, to our existing subscribers. The growth in consolidated access lines, a combination of both Broadband and Telecom, is an indication that we are capturing voice customers at a faster rate than we are losing access line customers."

    Telecom Segment

    Second quarter 2006 revenues in the Telecom segment were flat on a sequential basis, and decreased 5% over the prior year period. This was a result of access line losses of 2%, coupled with a decrease in network access line revenues. The network access line revenues resulted from a decline in the rate base, which affected interstate pool settlements from the National Exchange Carrier Association (NECA). In addition, revenues in the second quarter of 2005 included a change in estimate for a portion of NECA Carrier Common Line (CCL) accounts receivable balances resulting in an increase to 2005 second quarter revenues of $0.8 million.

    Operating expenses, exclusive of depreciation and amortization, in the second quarter of 2006 were down 11% over the second quarter of 2005 and were flat on a sequential basis. The reduction in expenses was due, in large part, to the labor savings realized through the cost containment and workforce consolidation plan. Second quarter Operating EBITDA of $20.9 million represents an increase of almost 2% over the second quarter of 2005 and a sequential increase of almost 3%.

    Telecom segment net income of $8.6 million represents nearly a 4% increase over the same period last year and nearly a 5% sequential increase.

    Broadband Segment

    The Broadband segment results continue to reflect consistent growth in subscribers, Revenue Generating Units (RGUs) and revenues. Subscribers grew to almost 52,000, an 18% increase over the prior year period, while RGUs grew 20%. This resulted in revenue growth of 24% over the prior year period, to $15.0 million, a sequential increase of over 8%.

    Operating expenses in the Broadband segment, exclusive of depreciation and amortization, increased 13% in the second quarter of 2006 compared to the second quarter of 2005, due in large part to an increase in variable costs associated with subscriber and RGU additions. Sequentially, operating expenses decreased 2%. Operating EBITDA improved by 48% in the second quarter of 2006 compared to the second quarter of 2005, and by 58% sequentially.

    The Broadband segment net loss of $4.8 million increased in the second quarter of 2006 compared to the year earlier period, largely due to higher depreciation expense resulting from the continued build-out of the segment's fiber-to-the-home network, a project focused on success-based build-out in areas that will maximize revenue generation and returns. On a sequential basis, the Broadband segment reported a 6% improvement in quarterly net loss.

    Wireless Segment

    The Wireless segment results slowed a bit in the second quarter of 2006 compared to the second quarter of 2005, with a decline in revenues of 2% on a slight decline in subscribers. Contract subscribers increased over 2% while non-contract subscribers decreased as SureWest stopped offering pre-paid options to new customers. The previously mentioned Travel Plans were released too late in the quarter to impact results. There are early indications that these new packages are meeting with strong customer acceptance.

    Wireless segment operating expenses, exclusive of depreciation and amortization, increased 2% over the same period last year. The 6% sequential increase in operating expenses is due to higher cost of sales expense on equipment sales as well as expenses associated with the introduction of BREW applications. Operating EBITDA declined both sequentially and compared to the prior year period, as a result of the increase in operating expenses.

    The Wireless segment reported a net loss of $2.4 million for the second quarter of 2006, an increase of 6% over the second quarter of 2005.

    Balance Sheet Summary
    ---------------------

    Cash and equivalents, including short-term investments, at June 30, 2006 were $17.7 million compared to $8.3 million at the end of 2005. Long-term obligations excluding the current portion at June 30, 2006 totaled $125.5 million compared to $85.5 million at year-end 2005.

    SureWest capital expenditures were $12.8 million in the current quarter, a decrease of 28% over the same period last year. The company has consciously targeted its capital commitments since 2004 to concentrate on success-based capital projects, slowing the pace in growth of new marketable homes. Full year 2006 capital expenditures are expected to be in the $60 million range, with approximately $20 million to support the planned fiber network build out and up to $30 million to be driven by customer demand.

    SureWest paid $3.7 million in dividends in the second quarter of 2006, representing a quarterly payment of $0.25 per share.

    Conference Call and Webcast
    ---------------------------

    SureWest Communications will provide details about its results and business strategy on Tuesday, August 8, 2006 at 11:00 a.m. Eastern Time. A simultaneous live webcast of the call will be available at www.surw.com and will be archived shortly after the conclusion of the call for replay through the third quarter of 2006. Additionally, a telephone replay of the call will be available through Saturday, August 12, 2006 by dialing 888-286-8010 and entering passcode 93102057.

    About SureWest

    Serving the Northern California region for more than 90 years, SureWest Communications ( www.surewest.com ) is one of the nation's leading integrated communications providers. SureWest's bundled offerings include an array of advanced digital video, high-speed Internet, local and long distance telephone, PCS wireless and directories services. SureWest's fiber-to-the-premise IP-based network features high-definition video and Internet speeds of up to 20Mbps.

    Safe Harbor Statement

    Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

    Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, pending and future litigation, and unanticipated changes in the growth of the company's emerging businesses, including the wireless, Internet, video and Competitive Local Exchange Carrier operating entities.

    Contact: Karlyn Oberg
             Director of Investor Relations
             916-786-1799
             k.oberg@surewest.com

                             SUREWEST COMMUNICATIONS
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                (Amounts in thousands, except per share amounts)

                                                    Quarter Ended    Quarter Ended
                                                    June 30, 2006    June 30, 2005    % Change
                                                    -------------    -------------    ---------
Operating revenues:
  Telecom                                           $      32,189    $      34,058           -5%
  Broadband                                                15,024           12,105           24%
  Wireless                                                  8,355            8,543           -2%
                                                    -------------    -------------    ---------
    Total operating revenues                               55,568           54,706            2%

Operating expenses:
  Cost of services and products (exclusive of
   depreciation and amortization)                          18,791           18,577            1%
  Customer operations and selling                           8,765            8,771            0%
  General and administrative                                8,817            9,075           -3%
  Depreciation and amortization                            15,021           13,386           12%
                                                    -------------    -------------    ---------
    Total operating expenses                               51,394           49,809            3%
                                                    -------------    -------------    ---------
Income from operations                                      4,174            4,897          -15%

Other income (expense):
  Interest income                                             110               92           20%
  Interest expense                                         (1,715)          (1,422)          21%
  Other, net                                                 (271)             (47)         477%
                                                    -------------    -------------    ---------
    Total other income (expense), net                      (1,876)          (1,377)          36%
                                                    -------------    -------------    ---------

Income before income taxes                                  2,298            3,520          -35%

Income tax expense                                            894            1,373          -35%
                                                    -------------    -------------    ---------
Net income                                          $       1,404    $       2,147          -35%
                                                    =============    =============    =========
Earnings per share:
  Basic and diluted earnings per share              $        0.10    $        0.15          -33%
                                                    =============    =============    =========
Dividends per share                                 $        0.25    $        0.25
                                                    =============    =============
Shares of common stock used to calculate
 earnings per share:
    Basic                                                  14,578           14,543
                                                    =============    =============
    Diluted                                                14,690           14,643
                                                    =============    =============

                             SUREWEST COMMUNICATIONS
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                (Amounts in thousands, except per share amounts)

                                                     Six Months       Six Months
                                                        Ended            Ended            %
                                                    June 30, 2006    June 30, 2005     Change
                                                    -------------    -------------    ---------
Operating revenues:
  Telecom                                           $      64,077    $      67,421           -5%
  Broadband                                                28,906           23,701           22%
  Wireless                                                 16,956           16,932            0%
                                                    -------------    -------------    ---------
    Total operating revenues                              109,939          108,054            2%

Operating expenses:
  Cost of services and products
   (exclusive of depreciation and amortization)            37,919           38,401           -1%
  Customer operations and selling                          17,899           17,447            3%
  General and administrative                               16,836           18,641          -10%
  Depreciation and amortization                            29,499           26,099           13%
                                                    -------------    -------------    ---------
    Total operating expenses                              102,153          100,588            2%
                                                    -------------    -------------    ---------

Income from operations                                      7,786            7,466            4%

Other income (expense):
  Interest income                                             180              139           29%
  Interest expense                                         (3,308)          (2,624)          26%
  Other, net                                                 (379)             (79)         380%
                                                    -------------    -------------    ---------
    Total other income (expense), net                      (3,507)          (2,564)          37%
                                                    -------------    -------------    ---------
Income before income taxes                                  4,279            4,902          -13%

Income tax expense                                          1,676            1,912          -12%
                                                    -------------    -------------    ---------
Net income                                          $       2,603    $       2,990          -13%
                                                    =============    =============    =========

Earnings per share:
  Basic                                             $        0.18    $        0.21          -14%
                                                    =============    =============    =========
  Diluted                                           $        0.18    $        0.20          -10%
                                                    =============    =============    =========
Dividends per share                                 $        0.50    $        0.50
                                                    =============    =============
Shares of common stock used to calculate
 earnings per share:
    Basic                                                  14,578           14,543
                                                    =============    =============
    Diluted                                                14,692           14,611
                                                    =============    =============

                             SUREWEST COMMUNICATIONS
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                             (Amounts in thousands)

                                                       June 30,      December 31,
                                                         2006            2005
                                                     ------------    ------------
ASSETS
  Current assets:
    Cash and cash equivalents                        $     17,067    $      7,633
    Short-term investments                                    602             617
    Accounts receivable, net                               20,570          23,234
    Income taxes receivable                                   222               -
    Inventories                                             5,862           5,626
    Deferred directory costs                                4,057           5,130
    Prepaid expenses                                        4,329           3,918
    Deferred income taxes                                  18,094          14,502
                                                     ------------    ------------
  Total current assets                                     70,803          60,660

  Property, plant and equipment, net                      375,966         381,075

  Intangible and other assets:
    Wireless licenses, net                                 13,566          13,566
    Goodwill                                                2,171           2,171
    Intangible asset relating to pension plans                456             456
    Intangible asset relating to favorable
     operating leases, net                                    351             393
    Deferred charges and other assets                       1,007             708
                                                     ------------    ------------
                                                           17,551          17,294
                                                     ------------    ------------
                                                     $    464,320    $    459,029
                                                     ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Short-term borrowings                            $         --    $     30,000
    Current portion of long-term debt
     and capital lease obligations                          3,648           3,669
    Accounts payable                                        1,562           3,634
    Other accrued liabilities                              18,421          20,496
    Current portion of contractual shareable
     earnings obligations                                   2,324           2,932
    Estimated shareable earnings obligations                  293             293
    Advance billings and deferred revenues                 10,103           9,730
    Accrued income taxes                                       --           1,015
    Accrued pension benefits                                8,250           7,615
    Accrued compensation                                    6,472           5,772
                                                     ------------    ------------
  Total current liabilities                                51,073          85,156

  Long-term debt and capital lease obligations            125,471          85,473
  Long-term contractual shareable
   earnings obligations                                     2,777           3,695
  Deferred income taxes                                    44,011          40,398
  Other liabilities and deferred revenues                  13,407          12,556

  Commitments and contingencies

  Shareholders' equity:
    Common stock, without par value; 100,000
     shares authorized, 14,628 and 14,629
     shares issued and outstanding at June 30,
     2006 and December 31, 2005, respectively             162,891         164,598
    Deferred stock-based compensation                          --          (2,255)
    Accumulated other comprehensive loss                   (4,885)         (4,909)
    Retained earnings                                      69,575          74,317
                                                     ------------    ------------
  Total shareholders' equity                              227,581         231,751
                                                     ------------    ------------
                                                     $    464,320    $    459,029
                                                     ============    ============

                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (Unaudited)
                             (Amounts in thousands)

                                                             Quarter Ended June 30, 2006
                                                ----------------------------------------------------
                                                 Telecom      Broadband      Wireless       Consol
                                                ----------    ----------    ----------    ----------
Net income/(loss)                               $    8,599    $   (4,777)   $   (2,418)   $    1,404

Add back : Income Taxes                              5,911        (3,338)       (1,679)          894

Less : Other Income/(Expense)                          (87)       (1,402)         (387)       (1,876)

Add back : Depreciation & Amortization               6,323         5,721         2,977        15,021
                                                ----------    ----------    ----------    ----------
Operating EBITDA (1)                            $   20,920    $     (992)   $     (733)   $   19,195
                                                ==========    ==========    ==========    ==========

                                                             Quarter Ended June 30, 2005
                                                ----------------------------------------------------
                                                 Telecom      Broadband      Wireless       Consol
                                                ----------    ----------    ----------    ----------
Net income/(loss)                               $    8,306    $   (3,882)   $   (2,277)   $    2,147

Add back : Income Taxes                              5,673        (2,718)       (1,582)        1,373

Less : Other Income/(Expense)                         (250)         (687)         (440)       (1,377)

Add back : Depreciation & Amortization               6,363         3,997         3,026        13,386
                                                ----------    ----------    ----------    ----------
Operating EBITDA (1)                            $   20,592    $   (1,916)   $     (393)   $   18,283
                                                ==========    ==========    ==========    ==========

    (1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.

                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (Unaudited)
                             (Amounts in thousands)

                                                           Six Months Ended June 30, 2006
                                                ----------------------------------------------------
                                                 Telecom      Broadband      Wireless       Consol
                                                ----------    ----------    ----------    ----------
Net income/(loss)                               $   16,819    $   (9,866)   $   (4,350)   $    2,603

Add back : Income Taxes                             11,592        (6,894)       (3,022)        1,676

Less : Other Income/(Expense)                         (256)       (2,485)         (766)       (3,507)

Add back : Depreciation & Amortization              12,641        10,918         5,940        29,499
                                                ----------    ----------    ----------    ----------
Operating EBITDA (1)                            $   41,308    $   (3,357)   $     (666)   $   37,285
                                                ==========    ==========    ==========    ==========

                                                           Six Months Ended June 30, 2005
                                                ----------------------------------------------------
                                                 Telecom      Broadband      Wireless       Consol
                                                ----------    ----------    ----------    ----------
Net income/(loss)                               $   15,379    $   (7,983)   $   (4,406)   $    2,990

Add back : Income Taxes                             10,559        (5,587)       (3,060)        1,912

Less : Other Income/(Expense)                         (373)       (1,331)         (860)       (2,564)

Add back : Depreciation & Amortization              12,358         7,631         6,110        26,099
                                                ----------    ----------    ----------    ----------
Operating EBITDA (1)                            $   38,669    $   (4,608)   $     (496)   $   33,565
                                                ==========    ==========    ==========    ==========

    (1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.

                             SUREWEST COMMUNICATIONS
                           SELECTED OPERATING METRICS

                                                    As of and for the quarter ended
                                                    -------------------------------
                                                      June 30,           June 30,         Pct
                                                        2006               2005          Change
                                                    -------------     -------------    ---------
LINE SUMMARY
Telecom access lines                                      127,278           130,202           -2%
Broadband access lines (1)                                 19,455            15,774           23%
Total SureWest access lines                               146,733           145,976            1%

TELECOM
Access lines                                              127,278           130,202           -2%
Voice-grade equivalents (2)                               387,500           421,900           -8%
Long distance lines                                        55,637            50,094           11%
Long distance penetration                                    43.7%             38.5%          14%

BROADBAND
DSL subscribers                                            30,397            26,070           17%
Fiber subscribers                                          21,530            18,041           19%
  Total subscribers                                        51,927            44,111           18%
Revenue-generating units (RGUs) (3)                        84,329            69,999           20%
  Data RGUs                                                49,460            41,267           20%
  Voice RGUs                                               17,110            13,614           26%
  Video RGUs                                               17,759            15,118           17%
DSL ARPU                                            $       53.36     $       50.56            6%
Fiber ARPU                                          $      103.30     $      105.32           -2%
  Average revenue per customer                      $       74.14     $       72.69            2%
Fiber marketable homes                                     93,020            80,832           15%
Fiber marketable homes penetration (4)                       22.8%             22.1%           3%
Fiber churn                                                   1.3%              1.3%           0%
DSL marketable homes (5)                                   91,729                na           nm
DSL marketable homes penetration (5)                         33.1%               na           nm
Business access lines                                       2,345             2,160            9%
Business voice-grade equivalents (2)                      317,200           230,100           38%

WIRELESS
Total subscribers                                          52,993            53,361           -1%
  Contract subscribers                                     49,835            48,779            2%
POPs                                                    3,532,000         3,532,000            0%
POPs covered                                            2,759,000         2,759,000            0%
Net contract additions                                        669             1,247          -46%
Net non-contract additions                                   -962              -773          -24%
Contract churn (6)                                           2.82%             2.95%          -4%
ARPU                                                $       47.05     $       49.54           -5%

    (1) The sum of Broadband Business access lines and Fiber voice RGUs.

    (2) Voice-grade equivalents (VGEs) are calculated by dividing the capacity of all circuits in use by 64 kilobits (bandwidth representing a voice access line), excluding ethernet service and Broadband Fiber Data RGUs. DSL VGEs are counted as two 64 kbps channels.

    (3) Revenue-generating units (RGUs) are the sum of all primary digital video, telephony and high-speed data connections, excluding additional units, with the exception of DSL subscribers for which telephony units are included in Telecom Access Lines.

    (4) Fiber marketable home penetration is calculated on residential marketable homes passed and residential Fiber subscribers. The total Fiber subscribers also includes 333 and 162 Small-Medium Enterprise customers in 2006 and 2005, respectively, which are not included in the penetration rate.

    (5) na indicates information is not available; nm indicates information is not measurable.

    (6) Quarterly turnover in contract customers (total contract customer disconnects divided by sum of monthly average contract subscribers). Churn calculation methodology changed in 2006. Q2 2005 has been restated consistent with the 2006 methodology.

SOURCE  SureWest Communications
    -0-                             08/08/2006
    /CONTACT: Karlyn Oberg, Director of Investor Relations of SureWest Communications, +1-916-786-1799, or k.oberg@surewest.com/
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              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk photodesk@prnewswire.com/
    /Web site:  http://www.surewest.com /